Exhibit 99.1

SeaChange Reaches Cooperation Agreement with Largest Shareholder, TAR Holdings

Appoints Robert Pons and Jeff Tuder to Board of Directors

ACTON, Mass., March 1, 2019 – Video delivery platform leader SeaChange International (NASDAQ: SEAC) today announced that the Company’s Board of Directors has appointed Robert M. Pons and Jeffrey M. Tuder to the Company’s Board of Directors, effective immediately. Mr. Pons will serve as a Class II director and will stand for election at 2019 Annual Meeting of Shareholders; Mr. Tuder will serve as a Class III director and will stand for election at the 2020 Annual Meeting of Shareholders.

In conjunction with today’s actions, the Company has entered into a cooperation agreement with Karen Singer and TAR Holdings LLC (together, “TAR Holdings”), the Company’s largest shareholder, which owns approximately 20% of the Company’s common stock. In the course of discussions with TAR Holdings, the Board considered and thoroughly vetted a number of qualified director candidates.

“We welcome Robert and Jeffrey to the SeaChange Board of Directors,” said William Markey, Chairman of the SeaChange Board. “Robert and Jeffrey bring extensive technology, telecom, operational and strategic expertise, particularly with companies of our size, that complements the experiences of our incumbent directors. We are pleased to have worked constructively with TAR Holdings to achieve this outcome and avoid a costly proxy fight. We look forward to benefitting from Robert’s and Jeffrey’s experiences as SeaChange continues to focus on executing its plan to drive profitable growth and deliver long-term value for all of its shareholders.”

“We welcome the addition of these two new highly qualified independent directors. As the Company’s largest shareholder, we invested in SeaChange because we believe there is potential to unlock shareholder value through future growth and improved profitability. We are pleased to have worked constructively with the Board to reach an agreement that will help put the Company back on the right path towards shareholder value creation. We look forward to continued engagement with the Company to face the challenges and opportunities ahead as we pursue our common goal of enhancing shareholder value,” said Julian Singer of TAR Holdings.

As part of the agreement, TAR Holdings have agreed to abide by certain customary standstill provisions and to support the SeaChange Board’s nominees at the 2019 Annual Meeting. The complete agreement will be included as an exhibit to a Current Report on Form 8-K, which will be filed with the Securities and Exchange Commission.

About Robert M. Pons

Robert M. Pons has more than 30 years of senior level management and Board experience including early stage ventures and middle market companies. He currently serves as President and CEO of Spartan Advisors Inc., a management consulting firm specializing in telecom and technology companies, and serves on the boards of Inseego Corp. and Alaska Communications Inc. Mr. Pons received a B.A. degree with honors from Rowan University.

About Jeffrey M. Tuder

Jeffrey M. Tuder has more than 20 years of investment experience across multiple asset classes including private and public equity, private and public credit, and venture capital across multiple industries and through economic cycles. Mr. Tuder is currently the Managing Member of Tremson Capital Management, LLC, a private investment firm focused on identifying and investing in securities of undervalued publicly traded companies. Mr. Tuder is also a Partner at Ambina Partners, a private investment firm focused on private equity and special situations credit investments, and serves on the board of Inseego Corp. Mr. Tuder received a B.A. degree from Yale University.

About SeaChange International

For 25 years, SeaChange (Nasdaq: SEAC) has pioneered innovative solutions to help video providers around the world manage and monetize their content. As the video industry rapidly evolves to meet the “anytime, anywhere” demands of today’s viewers, SeaChange’s comprehensive content, business, viewer experience and advertising management solutions provide a mature, network-agnostic, cloud-enabled platform of scalable core capabilities that video service providers, broadcasters, content owners and brand advertisers need to create the personalized, indivisual™ experiences that drive viewer engagement and monetization. For more information, please visit www.seachange.com.

Safe Harbor Provision

Any statements contained in this press release that do not describe historical facts, including future operations, are neither promises nor guarantees and may constitute “forward-looking statements” as that term is defined in the U.S. Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” the negative of these terms and other comparable terminology. Any such forward-looking statements contained herein are based on current assumptions, estimates and expectations, but are subject to a number of known and unknown risks and significant business, economic and competitive uncertainties that may cause actual results to differ materially from expectations. Numerous factors could cause actual future results to differ materially from current expectations expressed or implied by such forward-looking statements, including the risks and other risk factors detailed in various publicly available documents filed by the Company from time to time with the Securities and Exchange Commission (SEC), which are available at www.sec.gov, including but not limited to, such information appearing under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the SEC on April 16, 2018. Any forward-looking statements should be considered in light of those risk factors. The Company cautions readers not to rely on any such forward-looking statements, which speak only as of the date they are made. The Company disclaims any intent or obligation to publicly update or revise any such forward-looking statements to reflect any change in Company expectations or future events, conditions or circumstances on which any such forward-looking statements may be based, or that may affect the likelihood that actual results may differ from those set forth in such forward-looking statements.

Important Additional Information and Where to Find It

The Company, its directors and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies from stockholders in connection with the Company’s 2019 annual meeting of stockholders (the “2019 Annual Meeting”). The Company plans to file a proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the 2019 Annual Meeting (the “2019 Proxy Statement”), together with a WHITE proxy card. STOCKHOLDERS ARE URGED TO READ THE 2019 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Additional information regarding the identity of these potential participants, none of whom owns in excess of 1 percent of the Company’s outstanding shares of common stock, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the 2019 Proxy Statement and other materials to be filed with the SEC in connection with the 2019 Annual Meeting. Information relating to the foregoing can also be found in the Company’s definitive proxy statement for its 2018 annual meeting of stockholders (the “2018 Proxy Statement”), filed with the SEC on May 25, 2018. To the extent holdings of the Company’s securities by such potential participants (or the identity of such participants) have changed since the information printed in the 2018 Proxy Statement, such information has been or will be reflected on Statements of Change in Ownership on Forms 3 and 4 filed with the SEC.

Stockholders will be able to obtain, free of charge, copies of the 2019 Proxy Statement, any amendments or supplements thereto and any other documents (including the WHITE proxy card) when filed by the Company with the SEC in connection with the 2019 Annual Meeting at the SEC’s website (http://www.sec.gov), at the Company’s website (http://www.seachange.com) or by contacting the Company at 50 Nagog Park, Acton, MA 01720, Attention: General Counsel.

Contact

Mary T. Conway

Conway Communications

781-772-1679

mary.conway@schange.com